Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Expedia, Inc. for the registration of debt securities, common stock, preferred stock, warrants, and guarantees of debt securities and to the incorporation by reference therein of our reports (a) dated February 26, 2007 with respect to the consolidated financial statements of Expedia, Inc., Expedia, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and (b) dated March 27, 2006, except for Note 22, as to which the date is January 22, 2007, with respect to the consolidated financial statements of Expedia, Inc. included in its Current Report on Form 8-K dated January 25, 2007, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
October 10, 2007